Exhibit 10.15

FEDERAL HOME LOAN BANK OF SEATTLE

Bank Incentive Compensation Plan (BICP) - Long-Term Incentive Plan

As of January 1, 2006

FEDERAL HOME LOAN BANK OF SEATTLE

Executive Long-Term Incentive Plan

FEDERAL HOME LOAN BANK OF SEATTLE

Executive Long-Term Incentive Plan

PLAN DOCUMENT

1.0	Plan Objectives

1.1	The purpose of the Federal Home Loan Bank of Seattle Executive Long-Term Incentive Plan is to achieve five objectives:

1.1.1	Promote the achievement of the Bank’s business goals;

1.1.2	Link executive compensation to specific long-term performance measures;

1.1.3	Provide a competitive reward structure for senior officers and other key employees;

1.1.4	Provide a vehicle for closer Board involvement and communication with management regarding the Bank’s long-term strategic plans; and

1.1.5	Promote loyalty and dedication to the Bank and its objectives.

1.2	The Plan is a cash-based, long-term incentive plan that establishes individual Base Award Opportunities related to achievement of Bank performance over certain three-year Performance Periods.

1.3	The Base Award Opportunity, Performance Measures, value of a Performance Unit at the beginning and end of a Performance Period, and other relevant information are set forth in the attached Appendices.

2.0	Definitions

2.1	When used in this Plan, the words and phrases below shall have the following meanings:

2.1.1	Bank means the Federal Home Loan Bank of Seattle.

2.1.2	Base Award Opportunity means the award that may be earned during a Performance Period for achieving target performance levels under each Performance Measure.

2.1.3	Base Salary is defined as the Participant’s normal rate of pay before any other add-ons (ie. Bonuses, incentive pay, etc.).

2.1.4	Board means the Bank’s Board of Directors.

2.1.5	Committee means the Governance, Budget and Compensation Committee of the Board.

2.1.6	Disabled means the Participant is receiving benefits under the Federal Home Loan Bank of Seattle’s Long Term Disability Plan.

2.1.7	Extraordinary Occurrences means those events that, in the opinion and discretion of the Board, are outside the significant influence of the Participants or the Bank and are likely to have a significant unanticipated effect, whether positive or negative, on the Bank’s operating and/or financial results, including, without limit changes in financial strategies or policies, or significant change in Bank membership.

2.1.8	Final Award means the amount ultimately paid to a Participant under the Plan for a Performance Period.

2.1.9	Interim Performance Period means a single 12 month calendar year period of which three make up a Performance Period (see Section 2.1.13).

2.1.10	Performance Measure means each performance factor that is taken into consideration under the Plan in determining the value of the Final Award.

2.1.11	Participant means an employee who participates in the Plan pursuant to Section 3.1.

2.1.12	Periodic Plan Award means an amount that is provisionally determined at the end of the Interim Performance Period.

2.1.13	Performance Period means a certain three-year period over which Bank performance is measured.

2.1.14	Performance Unit means a unit, the value of which shall be determined in accordance with the Appendix – Initial Value of Performance Unit.

2.1.15	Plan means this Executive Long-Term Incentive Plan.

2.1.16	Plan Award means an amount that is provisionally determined at the end of the Performance Period subject to adjustment as provided in Section 6.

2.1.17	President means the President of the Bank.

2.1.18	Termination for cause means the participants malfeasance, including the commission of any fraud or felony, or the Participant’s material breach of his or her employment obligations, as determined by the Board.

3.0	Eligibility

3.1	A Bank employee who is a grade 19 or above during the Performance Period shall participate in the Plan.

3.2	Eligibility shall generally be limited to officers (i) whose functional responsibilities encompass the establishment of strategic direction and tactical action plans for the Bank, and (ii) who have received at least “meets all goals” rankings on annual performance reviews over a Performance Period.

3.3	Due to its unique role for the Bank and reporting relationship to the Board, the Director of Internal Audit (and any qualified auditor staff) will not be included as an eligible position under the Plan, but will be eligible for a similar plan administered by the Audit Committee of the Board.

4.0	Base Award Opportunity

4.1	At the beginning of each Performance Period, the Bank will provide a Base Award Opportunity to Participants. The Base Award Opportunity is equal to a percentage of each Participant’s annual base salary at the beginning of the Performance Period as described in Appendix A. Certain executive positions have a greater and more direct impact than others on the annual success of the Bank; therefore, these differences are recognized by varying award opportunities for each Participant level.

4.2	Each Participant in a Performance Period shall be granted a number of Performance Units for that Performance Period determined by dividing the Base Award Opportunity by the value of a Performance Unit at the beginning of a Performance Period as described in the applicable Appendix.

4.3	There will be four levels of award opportunities:

Level I:	Grade 24

Level II:	Grades 22-23

Level III:	Grades 20-21

Level IV:	Grade 19

5.0	Performance Measures

5.1	Three achievement levels will be established for each Performance Measure:

Threshold	The minimum achievement level accepted for the Performance Measure.

Target	The planned achievement level for the Performance Measure.

Maximum	The achievement level for the Performance Measure that substantially exceeds the planned level of achievement.

5.2	At the beginning of each Performance Period, Performance Measures for the Performance Period, Performance Units, and the Performance Unit initial values will be established by the Committee with Board approval.

6.0	Award Determination

6.1	Periodic Plan Award determinations will be performed annually (Interim Performance Period) during the three-year Performance Period cycle and will be based on the achievement level for each annual Bank Performance Measure(s). However, if the Bank fails to achieve the Threshold level for a Performance Measure, no award will be made for that Interim Performance Period of the three-year Performance Period.

Final Plan Awards will be determined after the end of the three-year Performance Period and will equal the sum of the Periodic Plan Awards for each Interim Perfomance Period of the three-year Performance Period.

6.2	A Participant’s Periodic Plan Award for an Interim Performance Period equals one third of the number of his or her Performance Units for the three-year Performance Period multiplied by the value of a Performance Unit at the end of the Performance Period as determined in accordance with Table 1 - Appendix A.

6.3	If a Federal Housing Finance Board (FHFB) (or successor entity) examination identifies an unsafe or unsound practice or condition in a Participant’s area of responsibility, the Participant will not be eligible for an award under the Plan for the Performance Period in which the unsafe and unsound condition existed unless the practice or condition took place prior to start of employment, comes to the attention of said Participant and is not continued. However, the Participant may receive an award under the Plan in the Board’s sole discretion provided that the finding of an unsafe or unsound practice or condition is subsequently resolved within the Performance Period in favor of the Bank by the FHFB. The Board, in its sole discretion may take into consideration mitigating factors to approve the award as noted in Section 8.12 (Miscellaneous Conditions).

6.4	Any Participant receiving a written warning for performance or misconduct at any time during the Performance Period will not receive an award unless approved by the President.

6.5	After a Performance Period, Plan Awards for the Performance Period shall be determined by the Board in its sole discretion based upon the Plan Award under Section 6.1.

6.6	A Participant’s Final Award will consist of his or her Plan Award as determined by the Board in its sole discretion promptly after the Performance Period. The Board in its sole discretion may consider Extraordinary Occurrences when assessing performance results and determining Final Awards and may adjust the Performance Measures to ensure that the purpose of the Plan is served.

7.0	Administrative Control

7.1	The Bank’s Human Resources Department will administer the Plan, and the Board will have ultimate authority over the structure and goals of the plan, and any incentive payouts from the Plan.

7.2	In addition to the authority expressly provided in the Plan, the Board shall have such authority in its sole discretion to control and manage the operation of the Plan and shall have all authority necessary to accomplish these purposes, including, but not limited to, the authority to interpret the terms of the Plan, and to decide questions regarding the Plan and the eligibility of any person to participate in the Plan and to receive benefits under the Plan. The Board’s determinations and interpretations regarding the Plan shall be final, binding, and conclusive.

8.0	Miscellaneous Conditions

8.1	Except as provided in Section 8.4, a Participant will not become vested in an award under this Plan unless the Participant is employed by the Bank on the date the Board determines and authorizes the payment of the Participant’s Final Award, and such payment will be no later than 2 1/2 months after the three-year Performance Period ends, except as provided under Section 8.4 below.

8.2	If a Participant voluntarily or involuntarily terminates employment prior to the date the Board determines and authorizes the payment of the Participants final award, no award will be made to the Participant, except as provided in Section 8.4 below.

8.3	Employees of the Bank who are hired, transferred, or promoted into an eligible position during a Performance Period may (i) be nominated for participation in the Plan in accordance with Section 3.1, and (ii) be eligible to receive a prorated Base Award Opportunity upon vesting in accordance with Section 8.1 or 8.4.

8.4	A Participant who retires on or after age 65 or achieving Rule of 70, dies or becomes Disabled while still employed by the bank, or is involuntarily terminated without cause during the Performance Period may receive a prorated Plan Award (paid in cash, lump-sum), but only if the President nominates and the Board approves such action at the end of the Interim Performance Period during which such event occurs. If the President does not make such a recommendation or the Board does not approve such action, the Participant will not be entitled to an award. If a Participant becomes entitled to receive a prorated award under this section, the prorated Final Award will be paid to the Participant no later than 2 1/2 months following the end of the calendar year in which such event occurred (see also Section 8.1). If a Participant terminates service with the Bank for any reason other than retirement on or after age 65 or achieving Rule of 70, death or Disability while still employed by the bank, or involuntary termination without cause during the Performance Period, the Participant will not be eligible to receive an award under the Plan.

8.5	The amount of any prorated award will be determined by dividing the number of months that an employee was a Participant in the Plan during the Performance Period by thirty-six and multiplying such quotient by the Plan Award.

8.6	Notwithstanding any Plan provision to the contrary, mere participation in the Plan will not entitle a Participant to an award.

8.7	The designation of an employee as a Participant in the Plan does not guarantee employment. Nothing in this Plan shall be deemed (i) to give any employee or Participant any legal or equitable rights against the Bank, except as expressly provided herein or provided by law; or (ii) to create a contract of employment with any employee or Participant, to obligate the Bank to continue the service of any employee or Participant, or to affect or modify any employee’s or Participant’s term of employment in any way.

8.8	The right of the Bank to discipline or discharge a Participant shall not be affected by any provision of this Plan.

8.9	All Final Awards will be paid out in a lump sum in cash through regular payroll and will be subject to applicable payroll tax withholdings and other appropriate deductions.

8.10	No Final Award received by a Participant shall be considered as compensation under any employee benefit plan of the Bank, except as otherwise determined by the Bank.

8.11	Final Awards will be made as soon as practical following the end of the Performance Period, but no later than 2 1/2 months following the calendar year that the Participant became entitled to the Final Award pursuant to Section 8.1, except as otherwise provided in Section 8.4.

8.12	The Board has the right to revise, modify, or terminate the Plan in whole or in part at any time or for any reason, and the right to modify any recommended award amount (including the determination of a lesser award or no award), for any reason, without the consent of any Participant.

8.13	Since no employee has a guaranteed right to any award under this Plan, any attempt by an employee to sell, transfer, assign, pledge, or otherwise encumber any anticipated award shall be void, and the Bank shall not be liable in any manner for or subject to the debts, contracts, liabilities, engagements or torts of any person who might anticipate an award under this program.

8.14	This Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Bank for payment of any award under this program.

8.15	The Plan shall be construed, regulated, and administered in accordance with the laws of the state of Washington, unless otherwise preempted by the laws of the United States.

8.16	If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provision of the Plan, and the Plan shall be construed and enforced as if such provision had not been included herein.

8.17	If a Participant dies before receiving his or her award, any amounts determined to be paid under this Plan shall be paid to the Participant’s surviving spouse, if any, or if none, to the Participant’s estate. The Bank’s determination as to the identity of the proper payee of any amount under this Plan shall be binding and conclusive and payment in accordance with such determination shall constitute a complete discharge of all obligations on account of such amount.

8.18	Claims and Appeals Procedures. A Participant (such Participant being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to any claim as to which the Committee has jurisdiction under this Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty days after such notice was received by the Claimant. The claim must state with particularity the determination desired by the Claimant.

The Committee shall consider a Claimant’s claim within a reasonable time, but no later than ninety days after receiving the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety-day period. Upon reaching its decision, the Committee shall notify the Claimant in writing.

On or before sixty days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. The Committee shall render its decision on review promptly, in writing, and deliver it to the Claimant no later than sixty days after it receives the Claimant’s written request for a review of the denial of the claim.

8.19	Any agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Plan which are not contained herein will have no effect or enforceability.

FEDERAL HOME LOAN BANK OF SEATTLE

Executive Long-Term Incentive Plan

APPENDIX A

2006 – 2008 Performance Period

Performance Period

The Performance Period described in this Appendix shall be January 1, 2006 through December 31, 2008.

Base Award Opportunity

The Base Award Opportunity (as a percentage of January 1, 2006 base salary) for Levels I, II, III, and IV are:

	Bank Performance
Level	No Award	Threshold	Target	Maximum
I - Grade 24	0%	15%	30%	45%
II – Grades 22-23	0%	12.5%	25%	37.5%
III – Grades 20-21	0%	10%	20%	30%
IV – Grade 19	0%	7.5%	15%	22.5%

Value of Performance Unit

The value of a Performance Unit at the beginning of this Performance Period equals $100.

Value of Performance Unit at the Interim and End of Performance Period

1.	After each Interim Performance Period ends, evaluate the actual Bank performance against the Bank Performance Measure stated below.

2.	The value of the Performance Unit at the end of the Interim Performance Period equals the dollar value determined by the Profitability goal based on the threshold, target, and maximum awards according to the following table:

Table 1 – Bank Performance Measure and Performance Unit Values

Bank Performance Measure	No Award	Threshold	Target	Maximum
Profitability	0%	As determined by the Committee	As determined by the Committee	As determined by the Committee
Dollar Value at Hurdles	$0	$50	$100	$150
Total Value	$0	$50	$100	$150

3.	At the end of the Performance Period determine the Final Award by summing the Periodic Plan Awards for each Interim Perfomance Period.

Goals & Performance Measures

The Bank Performance Measure for each Interim Performance Period of the overall Performance Period will mirror the Annual BICP Bank Performance Measure.

For the 2006 Interim Performance Period, the achievement level for the Bankwide performance measure shall be a Profitability goal based on the threshold, target, and maximum awards according to specific measurements as adopted by the Board of Directors.